Exhibit 99.1

NEWS RELEASE RARE ELEMENT RESOURCES LTD NYSE AMEX: REE TSX: RES May 10, 2012 Ref: 11 -2012

Rare Element Files March 31, 2012 Third Quarter Financial Results

Lakewood, CO - Rare Element Resources Ltd. (TSX: RES and NYSE-AMEX: REE) (the "Company" or “Rare Element”) announced that its unaudited consolidated financial statements and Form 10-Q for the third quarter ended March 31, 2012 have been filed on www.sedar.com and www.sec.gov.

All dollar amounts stated below are in United States dollars.

Third Quarter Ended March 31, 2012 Financial Highlights:

The net loss for the third quarter ended March 31, 2012 totaled $5.3 million or $0.12 per share as compared to a net loss of $1.6 million or $0.04 per share for the same period in 2011. The $3.7 million negative variance in net loss between the periods was due to the following:

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Increased exploration spending at the Bear Lodge property ($1.5 million);

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Reduced foreign exchange gain due to the impacts on the Company’s Canadian dollar cash balances related to exchange rate fluctuations in the US dollar on the balance sheet date ($0.9 million);

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Increased corporate administrative expenses due to more employees ($0.7 million);

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Increased stock-based compensation expenses due to increased number of options outstanding as a result of an increase in employees ($0.2 million); and

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Negative variances in non-operating income and expenses amounted to $0.4 million and were the result of mark-to-market losses on purchase warrants ($0.3 million) and decreased interest income ($0.1 million).

Cash and cash equivalents, and short-term investments at March 31, 2012 were $56.0 million compared to $59.5 million as of December 31, 2011. The $3.5 million decrease in cash and cash equivalents was primarily due to exploration and general & administrative spending.

Rare Element currently has 44.4 million common shares and 4.6 million options and warrants outstanding.

The unaudited financial statements are available through the Canadian securities regulatory authorities at www.sedar.com, and with the Securities and Exchange Commission at www.sec.gov. They are also available on the Company’s website at www.rareelementresources.com.

Update on the Bear Lodge Project:

On April 12, 2012, we announced revised results of a preliminary feasibility study (“PFS”) for the Bear Lodge Project. This revision supersedes the previous announcement made March 1, 2012. Several changes were made to optimize the Bear Lodge Project, including revised and improved estimates of both capital and operating costs. The revised and improved estimates are now based on an optimally-sized hydrometallurgical (“hydromet”) plant. The Bull Hill Mine is planned as a conventional truck and shovel open-pit operation that will extract near-surface proven and probable mineral reserves consisting of a diluted 6.3 million tons averaging 3.6% total rare-earth oxide (“TREO”), plus 1.6 million tons of lower-grade stockwork material averaging 1.1% TREO. The mineral reserve is derived from a measured and indicated (“M&I”) mineral resource of 6.8 million tons averaging 3.75% TREO. Located within the pit is another 4.5 million tons of high-grade oxide inferred mineral resource that will be the subject of further drilling in 2012 with a goal to upgrade the resource category. An additional 12 million tons of near-surface high-grade inferred resources occurs outside the pit area, plus there is considerable exploration potential in the district for more of the HREE-enriched oxidized types of resources.

We completed the PFS during the first quarter of 2012. Work has begun developing and confirming the design criteria for the Definitive Feasibility Study. During 2012 we plan to begin the formal National Environmental Policy Act Environmental Impact Study process followed by the 2013 start of the formal mine permitting process with Wyoming Department of Environmental Quality. Mine construction will commence immediately upon the successful completion of the Definitive Feasibility Study, detailed engineering, receipt of a positive record of decision, Wyoming mine permit and project financing.

Dahlman Rose & Co. Rare Earth Elements Executive Forum

Mr. Randall J. Scott, President and CEO, will be a presenter at the Dahlman Rose & Company Rare Earth Elements Executive Forum in New York, NY, on Wednesday, May 16, 2012 at 3:45pm EST. This presentation will be available for viewing via this link: http://wsw.com/webcast/dahlman12/ree/.  The link is also available on the Company website home page at www.rareelementresources.com.

Cautionary Note to U.S. Investors Concerning Estimates of Measured and Indicated Mineral Resources

This section uses the terms “measured mineral resources” and “indicated mineral resources.” We advise U.S. investors that while those terms are recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize them. US investors are cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into mineral reserves.

Our measured and indicated mineral resources reported in our Form 10-Q have been estimated in compliance with definitions set out in NI 43-101.

Rare Element Resources Ltd. (TSX: RES & NYSE Amex: REE) is a publicly traded mineral resource company focused on exploration and development of rare-earth elements and gold on the Bear Lodge property located in northeastern Wyoming, USA.

Rare-earth elements are key components of the green energy technologies and other high-technology applications. Some of the major applications include hybrid automobiles, plug-in electric automobiles, advanced wind turbines, computer hard drives, compact fluorescent lights, metal alloys, additives in ceramics and glass, petroleum cracking catalysts, and a number of critical military applications. China currently produces more than 95 percent of the 130,000 metric tonnes of rare-earths consumed annually worldwide, and China has been reducing its exports of rare-earths each year. The rare-earth market is growing rapidly, and is projected to accelerate if green technologies continue to be implemented on a broad scale.

ON BEHALF OF THE BOARD

David P. Suleski, CFO

For information, refer to the Company’s website at www.rareelementresources.com or contact:

Anne Hite, Director of Investor Relations (720) 278-2460 ahite@rareelementresources.com, or

Dave Suleski, (720) 278-2460 dsuleski@rareelementresources.com.

Neither TSX nor its Regulation Services Provider (as that term is defined in the policies of the TSX) accepts responsibility for the adequacy or accuracy of this release.

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